EXHIBIT 11.1

                           CORNELL CORRECTIONS, INC.
                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                     Three Months Ended       Six Months Ended
                                                                          June 30                 June 30
                                                                    --------------------    --------------------
                                                                      1996        1997        1996        1997
                                                                    --------    --------    --------    --------
Net income (loss) ...............................................   $   (448)   $    795    $   (710)   $  1,295
                                                                    ========    ========    ========    ========

Shares used in computing earnings (loss) per share:
  Weighted average common shares and common share equivalents ...      3,190       7,398       3,190       7,359

  Less treasury shares ..........................................       (555)       (555)       (555)       (555)

  Effect of shares issuable under stock options
    and warrants based on the treasury stock method .............        888         328         888         335
                                                                    --------    --------    --------    --------

                                                                       3,523       7,171       3,523       7,139
                                                                    ========    ========    ========    ========

Earnings (loss) per share .......................................   $  (0.13)   $   0.11    $  (0.20)   $   0.18
                                                                    ========    ========    ========    ========